Exhibit (a)(1)

INFORME DEL DIRECTORIO SOBRE LA OFERTA PÚBLICA DE ADQUISICIÓN EFECTUADA POR INVERSIONES ASPI S.A.	REPORT OF THE BOARD OF DIRECTORS ON THE TENDER OFFER MADE BY INVERSIONES ASPI S.A.

1. ANTECEDENTES:	1. BACKGROUND:

Conforme a la excepción solicitada por Holcim Ltd. a la Superintendencia del Mercado de Valores, la cual fue concedida por dicha entidad mediante Oficio Nº 5172-2026-SMV/11.1 de fecha 14 de octubre de 2026, Inversiones Aspi S.A. (el “Ofertante”), ha lanzado una Oferta Pública de Adquisición (“OPA”) por las acciones de Cementos Pacasmayo S.A.A. (“CPAC”), de conformidad con lo dispuesto en el literal a) del artículo 6º del Reglamento de Oferta Pública de Adquisición y de Compra de Valores por Exclusión, aprobado por Resolución SMV No. 009-2006-EF/94.10 conforme ha sido modificado, salvo por las excepciones introducidas por la Resolución SMV No. 008-2026-SMV/02 que no son aplicables (el “Reglamento”). Cabe precisar que, en tanto Holcim Ltd. no se acogió a las modificaciones al Reglamento introducidas por la Resolución SMV No. 008-2026-SMV/02, publicada en julio de 2026, a la OPA le resulta aplicable la versión del Reglamento vigente con anterioridad a dichas modificaciones.

Pursuant to the exception requested by Holcim Ltd. from the Superintendencia del Mercado de Valores (Peruvian Securities Market Superintendency), which was granted by said entity via Official Letter No. Nº 5172-2026-SMV/11.1 dated October 14, 2026, Inversiones Aspi S.A. (the “Offeror”) has launched a tender offer (“OPA”) for the shares of Cementos Pacasmayo S.A.A. (“CPAC”), in accordance with paragraph a) of Article 6 of the Regulations on Tender Offers and Delisting Purchase Offers, approved by SMV Resolution No. 009-2006-EF/94.10 ,as amended, except for the provisions introduced by SMV Resolution No. 008-2026-SMV/01, which are not applicable (the “Regulations”). It should be noted that, since Holcim Ltd. did not elect to apply the amendments to the Regulations introduced by SMV Resolution No. 008-2026-SMV/02, published in July 2026, the version of the Regulations in force prior to such amendments applies to the OPA.

La OPA ha sido efectuada por un total de 211,882,902 (doscientos once millones ochocientos ochenta y dos mil novecientos dos) acciones comunes con derecho a voto representativas del capital social de CPAC, que representan 49.99% de las acciones comunes con derecho a voto del capital social de CPAC.

The OPA has been made for a total of 211,882,902 (two hundred eleven million eight hundred eighty-two thousand nine hundred two) common voting shares representing the share capital of CPAC, which represent 49.99% of the common voting shares of CPAC’s share capital.

El precio ofrecido en la OPA es de S/ 8.93 por cada acción.	The price offered in the OPA is S/ 8.93 per share.

La OPA está dirigida y puede ser aceptada por todos los titulares de acciones comunes con derecho a voto representativas del capital social de CPAC, con excepción de aquellos accionistas que hayan sido incluidos en el cálculo de propiedad indirecta del Ofertante, según se ha identificado en el Prospecto Informativo de la OPA.

The OPA is addressed to, and may be accepted by, all holders of common voting shares representing CPAC’s share capital, except for those shareholders included in the calculation of the Offeror’s indirect ownership, as identified in the OPA Prospectus.

Adicionalmente a la OPA, el Ofertante ha lanzado una oferta de compra en los Estados Unidos de América (la “Oferta Estadounidense” y, conjuntamente con la OPA, las “Ofertas”) dirigida a: (i) los titulares de acciones comunes de CPAC que califiquen como residentes en los Estados Unidos de América bajo la Rule 14d-1(d) de la U.S. Securities Exchange Act of 1934 (la “Exchange Act”), y (ii) los titulares de American Depositary Shares (“ADS”) de CPAC, cada uno representativo de cinco

In addition to the OPA, the Offeror has launched a tender offer in the United States of America (the “U.S. Offer” and, together with the OPA, the “Offers”) addressed to: (i) holders of CPAC’s common shares who qualify as U.S. residents under Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), and (ii) holders of CPAC’s American Depositary Shares (“ADSs”), each representing five (5) common shares of CPAC, which are registered under Section 12(b) of the

(5) acciones comunes de CPAC, que se encuentran registrados conforme a la Sección 12(b) de la Exchange Act y listados en la New York Stock Exchange (“NYSE”). La Oferta Estadounidense se realiza al amparo de la exención “Tier II” prevista en la Regla 14d-1(d) de la Exchange Act, en los términos descritos en la Oferta de Compra (Offer to Purchase) presentada por el Ofertante ante la U.S. Securities and Exchange Commission (la “SEC”) mediante el Schedule TO.

Exchange Act and listed on the New York Stock Exchange (“NYSE”). The U.S. Offer is being made in reliance on the “Tier II” exemption provided in Rule 14d-1(d) under the Exchange Act, on the terms described in the Offer to Purchase filed by the Offeror with the U.S. Securities and Exchange Commission (the “SEC”) under cover of Schedule TO.

En ese sentido, las secciones 7 y 8 del presente informe han sido incluidas con el propósito de que este informe constituya, adicionalmente, la declaración de posición del Directorio de CPAC respecto de la Oferta Estadounidense exigida por la Regla 14e-2 de la Exchange Act, y que su contenido sea incorporado en el Schedule 14D-9 (Solicitation/Recommendation Statement) que CPAC presentará ante la SEC conforme a la Regla 14d-9 de la Exchange Act, dentro de los diez (10) días hábiles siguientes a la fecha de inicio de la Oferta Estadounidense. Toda referencia a la OPA contenida en las secciones 1 a 6 del presente informe deberá entenderse aplicable, en lo pertinente, a la Oferta Estadounidense.

Accordingly, sections 7 and 8 of this report have been included so that this report also constitutes the statement of position of CPAC’s Board of Directors with respect to the U.S. Offer required by Rule 14e-2 under the Exchange Act, and so that its contents may be incorporated into the Schedule 14D-9 (Solicitation/Recommendation Statement) that CPAC will file with the SEC pursuant to Rule 14d-9 under the Exchange Act within ten (10) business days following the commencement date of the U.S. Offer. Any reference to the OPA in sections 1 through 6 of this report shall be understood to apply, as relevant, to the U.S. Offer.

2. BASE LEGAL:	2. LEGAL BASIS:

De conformidad con lo dispuesto en el artículo 15" del Reglamento (en la versión del Reglamento vigente antes de las modificaciones incluidas en la Resolución SMV No. 008-2026-SMV/02), el presente informe contiene la evaluación y análisis realizado por el Directorio de CPAC respecto de la OPA, incluyendo las ventajas y desventajas de aceptar la oferta. El presente informe considera: (i) los resultados del informe de valorización elaborado por MSRA S.A.C., firma independiente adjudicataria de la buena pro del Proceso de Selección de la Entidad Valorizadora encargada de determinar el Precio Mínimo a tomar en cuenta en la OPA, (ii) la información comercial, operativa y financiera de CPAC, y (iii) la información contenida en el Prospecto Informativo presentado por el Ofertante, el mismo que fue puesto a conocimiento del mercado con fecha 21 de octubre de 2026 (el “Prospecto Informativo”).

Pursuant to Article 15 of the Regulations (in the version of the Regulations in effect prior the amendments included by the SMV Resolution No. 008-2026-SMV/01), this report contains the evaluation and analysis carried out by CPAC’s Board of Directors with respect to the OPA, including the advantages and disadvantages of accepting the offer. This report takes into account: (i) the results of the valuation report prepared by MSRA S.A.C., the independent firm awarded in the Selection Process for the Valuation Entity responsible for determining the Minimum Price to be taken into account in the OPA, (ii) the commercial, operational, and financial information of CPAC, and (iii) the information contained in the Prospectus submitted by the Offeror which was made available to the market on October 21, 2026 (the “Prospectus”).

3. VENTAJAS Y DESVENTAJAS DE ACEPTAR LA OPA:	3. ADVANTAGES AND DISADVANTAGES OF ACCEPTING THE OPA:

En cumplimiento del artículo 15" del Reglamento, y sobre la base de la situación financiera, comercial y operativa de CPAC, así como de la información contenida en el Aviso de Oferta, el Prospecto Informativo y la demás documentación de la OPA, el

In compliance with Article 15 of the Regulations, and based on CPAC’s financial, commercial and operating condition, as well as on the information contained in the Offer Notice, the Prospectus and the other OPA documentation, the Board of Directors sets forth below

Directorio expone a continuación las ventajas y desventajas que, a su criterio, los accionistas de CPAC podrían tener en consideración al decidir si aceptan o no la OPA:	the advantages and disadvantages that, in its judgment, CPAC’s shareholders may take into account when deciding whether or not to accept the OPA:

Ventajas:	Advantages:

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El precio ofrecido en la OPA ha sido determinado en base a los resultados del informe de valorización elaborado por MSRA S.A.C., firma independiente adjudicataria de la buena pro del Proceso de Selección de la Entidad Valorizadora encargada de determinar el Precio Mínimo a tomar en cuenta en la OPA, conducido por el Comité de Selección designado por la Superintendencia del Mercado de Valores.

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The price offered in the OPA has been determined based on the results of the valuation report prepared by MSRA S.A.C., the independent firm awarded in the Selection Process for the Valuation Entity responsible for determining the Minimum Price to be taken into account in the OPA, conducted by the Selection Committee appointed by the Superintendencia del Mercado de Valores.

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El precio ofrecido en la OPA de S/ 8.93 por cada acción, se encuentra por encima de: (i) el precio de cotización de las acciones de CPAC en la Bolsa de Valores de Lima al cierre de la fecha de suscripción del contrato de compraventa de acciones (SPA) entre Holcim Ltd. y los anteriores accionistas de Inversiones Aspi S.A., esto es, el 15 de diciembre de 2025, el cual ascendió a S/4.50 por acción; (ii) el precio de cotización de las acciones de CPAC en el cierre del día siguiente a la fecha en que se anunció el cierre de la transacción que generó la obligación de realizar la OPA, esto es, el 1 de abril de 2026, el cual ascendió a S/7.10 por acción; (iii) el precio promedio por el que las acciones de CPAC han sido transadas en la Bolsa de Valores de Lima durante los seis (6) meses inmediatamente anteriores a la fecha de ocurrencia de la causal que generó la obligación de efectuar la OPA (30 de marzo de 2026)[1], el cual ascendió a S/6.16 por acción, habiendo cotizado en un rango de S/4.10 y S/ 7.50 por acción; (iv) el último precio de cotización de las acciones de CPAC anterior a la finalización del presente informe, esto es, el 23 de octubre de 2026, el cual ascendió a S/ 8.7 por acción, y (v) el precio pagado por Holcim bajo el SPA conforme el Informe de Valorización emitido por MSRA S.A.C., el cual asciende a S/8.73.

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The price offered in the OPA of S/ 8.93 per share is above: (i) the closing price of the CPAC’s shares on the Lima Stock Exchange on the date of execution of the share purchase agreement (SPA) between Holcim Ltd. and the previous shareholders of Inversiones Aspi S.A., i.e., December 15, 2025, which was S/4.50 per share; (ii) the closing price of the CPAC’s shares on the day following the date on which the closing of the transaction giving rise to the obligation to make the OPA was announced, i.e., April 1, 2026, which was S/7.10 per share; (iii) the average price at which CPAC’s shares have traded on the Lima Stock Exchange during the six (6) months immediately preceding the date of the occurrence of the event that triggered the obligation to carry out the OPA (March 30, 2026)[3], which was S/6.16 per share, during which period they traded in a range of S/4.10 to S/ 7.50 per share; (iv) the last trading price of CPAC’s shares prior to the completion of this report, i.e., October 23, 2026, which was S/ 8.7 per share, and (v) the price paid by Holcim under the SPA pursuant to the Valuation Report issued by MSRA S.A.C., which amounts to S/8.73.

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La OPA brinda a los accionistas que así lo deseen, la posibilidad de transferir en un solo acto y de manera inmediata sus acciones en CPAC, sin depender de la profundidad del mercado. El atractivo de esta posibilidad varía según los intereses de cada titular, incluyendo si busca mantener su inversión en CPAC en el largo plazo.

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The OPA offers shareholders who so wish the possibility of transferring their CPAC shares immediately and in a single transaction, without depending on market depth. The appeal of this possibility varies according to the interests of each holder, including whether it seeks to maintain its investment in CPAC over the long term.

[1]	Desde el 30 de septiembre de 2025 hasta el 29 de marzo de 2026.
[3]	From September 30, 2025, through March 29, 2026.

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El pago de la contraprestación ofrecida en la OPA se encuentra respaldado mediante una carta fianza emitida a favor de BBVA Bolsa Sociedad Agente de Bolsa S.A., el Agente de Intermediación bajo la OPA, por Banco BBVA Perú, vigente(s) durante todo el plazo de la OPA, por lo que el riesgo de crédito del Ofertante se encuentra mitigado a través de una garantía otorgada por una entidad bancaria de primera línea.

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Payment of the consideration offered in the OPA is backed by a letter of guarantee issued in favor of BBVA Bolsa Sociedad Agente de Bolsa S.A., the Brokerage Agent for the OPA, by Banco BBVA Perú, valid for the entire term of the OPA; accordingly, the Offeror’s credit risk is mitigated through a guarantee granted by a first-tier banking institution.

Desventajas:	Disadvantages:

• En el escenario en que la OPA sea exitosa, la liquidez de las acciones de CPAC en el mercado se podría reducir.	• If the OPA is successful, the market liquidity of CPAC’s shares could be reduced.

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Los accionistas que acepten la OPA deberán asumir los gastos y comisiones de la sociedad agente de bolsa que los represente, así como los tributos que correspondan, los cuales podrían variar según la situación particular de cada accionista.

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Shareholders who accept the OPA must bear the expenses and fees of the brokerage firm representing them, as well as any applicable taxes, which may vary according to each shareholder’s particular situation.

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Los accionistas que enajenen sus acciones en la OPA dejarán de participar en cualquier eventual apreciación futura del valor de las acciones de CPAC, así como en los dividendos o resultados económicos futuros que pudiera generar CPAC.

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Shareholders who sell their shares in the OPA will no longer participate in any potential future appreciation in the value of CPAC’s shares, or in any future dividends or economic results that CPAC may generate.

Consideraciones generales:	General considerations:

Sin perjuicio de lo indicado, el Directorio de CPAC no emite una opinión respecto del valor fundamental de la acción ni de las perspectivas futuras de evolución del precio de ésta en el mercado, ni sobre la actual o futura liquidez del valor, toda vez que dichos aspectos dependen de múltiples factores externos y condiciones de mercado.

Notwithstanding the foregoing, CPAC’s Board of Directors expresses no opinion on the fundamental value of the share or on the future prospects for its market price, or on the current or future liquidity of the security, since such matters depend on multiple external factors and market conditions.

En ese sentido, la decisión de aceptar o no la OPA debe ser tomada por cada accionista, y tomando en consideración su situación particular, así como sus propias expectativas e intereses, considerando la información públicamente disponible.

Accordingly, the decision whether or not to accept the OPA must be made by each shareholder, taking into account its particular situation as well as its own expectations and interests, and considering the publicly available information.

El contenido del presente informe no es vinculante para ningún accionista, ni puede ser entendido como una recomendación del Directorio, el cual no se encuentra obligado a dar recomendaciones a los accionistas sobre su participación o no en la OPA. De acuerdo con el Reglamento, cada accionista es enteramente libre de aceptar o rechazar la OPA en función de su mejor interés particular y conveniencia individual.

The contents of this report are not binding on any shareholder, nor may they be construed as a recommendation by the Board of Directors, which is not required to make recommendations to shareholders regarding whether or not to participate in the OPA. Under the Regulations, each shareholder is entirely free to accept or reject the OPA based on its own best interest and individual convenience.

El Directorio sugiere a cada accionista revisar para este efecto el Aviso de Oferta y el Prospecto Informativo de la OPA, así como la información financiera y la información sobre hechos de importancia de CPAC que se encuentran a disposición del público en el Portal del Mercado de Valores de la Superintendencia del Mercado de Valores (https://www.smv.gob.pe/).

For this purpose, the Board of Directors suggests that each shareholder review the OPA Offer Notice and Prospectus, as well as CPAC’s financial information and material event disclosures available to the public on the Securities Market Portal of the Superintendencia del Mercado de Valores (https://www.smv.gob.pe/).

Asimismo, se sugiere a los accionistas de CPAC consultar con los asesores que estimen convenientes respecto de los términos y condiciones ofrecidos en la OPA, incluyendo los costos, gastos y/o tributos derivados de la misma, a fin de determinar la conveniencia de aceptarla o no. El presente informe no constituye asesoría financiera, recomendación de inversión ni opinión sobre la conveniencia económica de la OPA para ningún accionista en particular.

Furthermore, CPAC’s shareholders are advised to consult with such advisors as they deem appropriate regarding the terms and conditions offered in the OPA, including the costs, expenses and/or taxes arising therefrom, in order to determine whether or not it is advisable to accept it. This report does not constitute financial advice, an investment recommendation or an opinion on the economic advisability of the OPA for any particular shareholder.

El presente informe será difundido como hecho de importancia en el Portal del Mercado de Valores de la SMV.	This report will be disclosed as a material event on the SMV’s Securities Market Portal.

Asimismo, cabe resaltar que, a la fecha de este informe, ningún director ha formulado observaciones o reparos respecto de lo señalado en el mismo sobre las ventajas y desventajas, de ser el caso, de aceptar la OPA.

It should also be noted that, as of the date of this report, no director has raised any observations or objections regarding the statements therein on the advantages and disadvantages, if any, of accepting the OPA.

4. INFORMACIÓN RELATIVA A LA EXISTENCIA DE ALGÚN ACUERDO ENTRE EL OFERTANTE Y CPAC, LOS MIEMBROS DE SUS ÓRGANOS DE ADMINISTRACIÓN O SUS ACCIONISTAS:	4. INFORMATION REGARDING THE EXISTENCE OF ANY AGREEMENT BETWEEN THE OFFEROR AND CPAC, THE MEMBERS OF ITS MANAGEMENT BODIES OR ITS SHAREHOLDERS:

El Directorio no tiene conocimiento de la existencia de algún acuerdo que se relacione con los hechos o actos que generan la obligación de realizar la OPA o derivados de dicha obligación, celebrado entre (i) el Ofertante y CPAC; (ii) el Ofertante y los miembros de los órganos de administración de CPAC; y/o (iii) el Ofertante y los accionistas de CPAC.

The Board of Directors is not aware of any agreement relating to the facts or acts giving rise to the obligation to make the OPA, or arising from such obligation, entered into between (i) the Offeror and CPAC; (ii) the Offeror and the members of CPAC’s management bodies; and/or (iii) the Offeror and CPAC’s shareholders.

Sin perjuicio de lo anterior, el Directorio deja constancia de que tiene conocimiento del siguiente acuerdo entre CPAC y el Ofertante: Contrato de gerencia general y prestación de servicios de fecha 30 de diciembre de 2013, según ha sido modificado de tiempo en tiempo, celebrado entre CPAC y el Ofertante, en virtud del cual CPAC se desempeña como Gerente General del Ofertante. Dicho contrato no es material para CPAC, no guarda relación con los hechos o actos que dan origen a la obligación de formular la OPA ni se deriva de dicha obligación. Asimismo, conforme a lo indicado en el Prospecto Informativo de la OPA, CPAC no adoptó ninguna de las decisiones relativas a la OPA.

Notwithstanding, the Board of Directors acknowledges that it is aware of the following agreement entered into between CPAC and the Offeror: General Management and Services Agreement dated 30 December 2013, as amended from time to time, entered into between CPAC and the Offeror, pursuant to which CPAC serves as General Manager of the Offeror. Such agreement is not material to CPAC, is unrelated to the facts or acts giving rise to the obligation to make the OPA and does not arise from such obligation. Furthermore, as stated in the OPA Prospectus, CPAC did not adopt any of the decisions relating to the OPA.

Adicionalmente, según lo indicado en el Prospecto Informativo de la OPA, existen acuerdos laborales celebrados por los señores Simon Rolf Kronenberg y Santiago Maria Ojea Quintana, y Holcim Ltd. (controladora del Ofertante).
Additionally, as stated in the OPA Prospectus, there are labor agreements entered into by Simon Rolf Kronenberg and Santiago Maria Ojea Quintana; and Holcim Ltd. (Offeror’s parent company)

5. INFORMACIÓN SOBRE CONFLICTOS DE INTERESES:	5. INFORMATION ON CONFLICTS OF INTEREST:

El Directorio deja constancia de que, a efectos de elaborar y aprobar el presente informe, designó, al amparo del primer párrafo del artículo 174" de la Ley General de Sociedades, a un comité especial conformado por los miembros del Directorio que tienen la calidad de directores independientes de CPAC, esto es, los señores Esteban Chong León, Ana María Botella Serrano y Venkat Krishnamurthy, con el encargo específico de realizar la evaluación de la OPA para efectos de la elaboración, revisión y preaprobación del presente informe y con la finalidad de fortalecer la objetividad e independencia de dicho análisis. Posteriormente a la aprobación del presente informe por el referido comité, el mismo fue sometido a consideración del Directorio en pleno y aprobado por unanimidad, contando para tal efecto con el quórum mínimo exigido por el Estatuto de CPAC y la Ley General de Sociedades.

The Board of Directors records that, for purposes of preparing and approving this report, it appointed, pursuant to the first paragraph of Article 174 of the General Corporations Law, a special committee composed of the members of the Board who qualify as independent directors of CPAC, namely Mr. Esteban Chong León, Ms. Ana María Botella Serrano and Mr. Venkat Krishnamurthy, with the specific mandate of evaluating the OPA for purposes of preparing, reviewing and pre-approving this report and with the aim of strengthening the objectivity and independence of such analysis. Following approval of this report by such committee, it was submitted to the full Board of Directors and approved unanimously, with the minimum quorum required by CPAC’s Bylaws and the General Corporations Law.

Asimismo, se deja constancia de que los siguientes directores de CPAC, quienes informaron sobre la existencia de un potencial conflicto de interés respecto de la OPA o cuya abstención se consideró prudente, se abstuvieron de participar en la deliberación y votación respecto de la aprobación del presente informe:

It is further recorded that the following directors of CPAC, who reported the existence of a potential conflict of interest with respect to the OPA or whose abstention was deemed prudent, abstained from participating in the deliberation and vote on the approval of this report:

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Santiago María Ojea Quintana, quien es Jefe de Estrategias y Adquisiciones para Latinoamérica del Grupo Holcim, presidente y miembro del directorio de Holcim (Argentina) S.A. y participa en planes de compensación basados en acciones de Holcim Ltd.

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Santiago María Ojea Quintana, who is Head of Strategy and M&A for Latin America of Holcim Group, chairman and member of the board of directors of Holcim (Argentina) S.A. and participates in share-based compensation schemes of Holcim Ltd.

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Simon Rolf Kronenberg, quien es Jefe Regional para Latinoamérica del Grupo Holcim, miembro del Comité Ejecutivo de Holcim Ltd., y posee acciones y participa en planes de compensación basados en acciones de Holcim Ltd.

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Simon Rolf Kronenberg, who is Regional Head for Latin America of Holcim Group, member of the Group Executive Committee of Holcim Ltd., and holds shares and participates in share-based compensation schemes of Holcim Ltd.

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Humberto Nadal del Carpio, quien es Gerente General de CPAC. Si bien su condición de principal ejecutivo de CPAC no implica, por sí misma, un interés contrario al de CPAC, el Sr. Nadal consideró prudente su abstención, a fin de que la evaluación de la OPA reflejara exclusivamente el criterio de

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Humberto Nadal del Carpio, who is General Manager of CPAC. Although his status as CPAC’s principal executive does not, in and of itself, entail an interest adverse to CPAC, Mr. Nadal deemed it prudent to abstain, so that the evaluation of the OPA would reflect exclusively the judgment of directors directores que no forman parte de la administración de CPAC. Sin perjuicio de lo anterior, en cumplimiento del artículo 15 Reglamento, el Sr. Nadal en su calidad de presidente del directorio de CPAC firma el presente informe para dar cumplimiento con la normativa aplicable.

who are not part of CPAC’s management. Notwithstanding the foregoing, pursuant to Article 15 of the Regulations, Mr. Nadal, in his capacity as chairman of CPAC’s Board of Directors, signs this report in order to comply with applicable regulations.

El Directorio deja constancia de que CPAC ha solicitado a los miembros del Directorio, al gerente general y a los principales ejecutivos de CPAC que declaren cualquier conflicto de interés, real o potencial, que pudieran tener en relación con la OPA. En respuesta a dicho requerimiento, CPAC no ha recibido información sobre conflictos de intereses, reales o potenciales, adicionales a los comentados anteriormente.

The Board of Directors records that CPAC has requested the members of the Board, the general manager and CPAC’s principal executives to disclose any actual or potential conflict of interest they may have in connection with the OPA. In response to such request, CPAC has not received information on any actual or potential conflicts of interest other than those discussed above.

Por otro lado, siguiendo los más altos estándares de transparencia, se deja constancia de que el director Raimundo Morales Dasso informó ser titular de acciones y ADS de CPAC, representativos de una participación inferior al uno por ciento (1%) del capital social de CPAC. La inclusión de esta información no implica reconocer la existencia de un conflicto de interés, toda vez que dicha titularidad sitúa al referido director en la misma posición que los destinatarios de las Ofertas, con un interés alineado al de los accionistas minoritarios y no contrario al de CPAC. En ese sentido, el señor Morales participó en la deliberación y votación respecto de la aprobación del presente informe.

In addition, in keeping with the highest standards of transparency, it is recorded that director Raimundo Morales Dasso reported that he holds shares and ADSs of CPAC representing an interest of less than one percent (1%) of CPAC’s share capital. The inclusion of this information does not imply an acknowledgment of a conflict of interest, since such holding places said director in the same position as the recipients of the Offers, with an interest aligned with that of the minority shareholders and not adverse to CPAC. Accordingly, Mr. Morales participated in the deliberation and vote for the approval of this report.

6. INFORMACIÓN ADICIONAL:	6. ADDITIONAL INFORMATION:

A la fecha del presente informe, CPAC no posee, directa ni indirectamente, valores emitidos por el Ofertante o su controlador.	As of the date of this report, CPAC does not hold, directly or indirectly, any securities issued by the Offeror or its controlling entity.

Asimismo, a la fecha del presente informe, ninguno de los miembros del Directorio, gerente general, principales ejecutivos de CPAC posee, directa ni indirectamente, valores emitidos por el Ofertante o su controlador, excepto por el director Santiago Maria Ojea Quintana, quien participa en planes de compensación basados en acciones de Holcim Ltd. y el director Simon Rolf Kronenberg que posee acciones y participa en planes de compensación basados en acciones de Holcim Ltd.

Furthermore, as of the date of this report, none of the members of the Board of Directors, the general manager or the principal executives of CPAC holds, directly or indirectly, any securities issued by the Offeror or its controlling entity, except for director Santiago María Ojea Quintana, who participates in share-based compensation schemes of Holcim Ltd., and director Simon Rolf Kronenberg, who holds shares and participates in share-based compensation schemes of Holcim Ltd.

Adicionalmente, el Directorio no tiene conocimiento de ninguna otra información relevante para los accionistas con relación a aceptar o rechazar la OPA distinta de la ya incluida en el presente informe.
In addition, the Board of Directors is not aware of any other information relevant to shareholders in connection with accepting or rejecting the OPA other than that already included in this report.

7. POSICIÓN DEL DIRECTORIO RESPECTO DE LA OFERTA ESTADOUNIDENSE Y RAZONES DE LA MISMA:	7. POSITION OF THE BOARD OF DIRECTORS WITH RESPECT TO THE U.S. OFFER AND REASONS THEREFOR:

De conformidad con la Regla 14e-2 de la Exchange Act y el Ítem 1012(a) y (b) de la Regulation M-A de la SEC, el Directorio de CPAC no expresa opinión alguna y se mantiene neutral respecto de la Oferta Estadounidense. El Directorio no ha determinado si la Oferta Estadounidense es justa (fair) para los accionistas o si es en su mejor interés, y no formula recomendación alguna sobre si los accionistas deben aceptar la Oferta Estadounidense y transferir sus acciones y, de ser así, cuántas acciones transferir, o si deberían rechazar la Oferta Estadounidense y no transferir sus acciones.

Pursuant to Rule 14e-2 under the Exchange Act and Item 1012(a) and (b) of the SEC’s Regulation M-A, CPAC’s Board of Directors is expressing no opinion and is remaining neutral with respect to the U.S. Offer. The Board has not made a determination whether the U.S. Offer is fair to or in the best interests of shareholders and is not making a recommendation regarding whether shareholders should accept the U.S. Offer and tender their shares, and if so how many shares to tender, or reject the U.S. Offer and not tender their shares.

Al adoptar dicha posición, el Directorio ha tenido en consideración, entre otros, los siguientes elementos:	In adopting such position, the Board of Directors has taken into consideration, among others, the following factors:

(i)
Proceso de determinación del precio: El precio ofrecido ha sido determinado sobre la base del informe de valorización elaborado por MSRA S.A.C., firma independiente seleccionada en un proceso conducido por el Comité de Selección designado por la Superintendencia del Mercado de Valores, conforme al Reglamento. El Directorio no participó en la determinación del precio, el cual es resultado de un mecanismo previsto en la regulación peruana. Por ello, el Directorio considera que no le corresponde sustituir con su propio juicio la evaluación que cada titular realice del precio determinado por la empresa valorizadora independiente.

(i)
Price determination process: The price offered has been determined on the basis of the valuation report prepared by MSRA S.A.C., an independent firm selected in a process conducted by the Selection Committee appointed by the Superintendencia del Mercado de Valores, in accordance with the Regulations. The Board of Directors did not participate in the determination of the price, which results from a mechanism provided under Peruvian regulations. Therefore, the Board considers that it is not its role to substitute its own judgment for each holder’s assessment of the price determined by the independent valuation firm.

(ii)
Relación entre el precio ofrecido y los precios de mercado: El Directorio toma nota de que los precios de mercado responden a múltiples factores y de que dicha comparación constituye solo una referencia entre otras posibles. En línea con lo indicado en la sección 3, el Directorio no emite opinión sobre el valor fundamental de las acciones o ADS ni sobre la evolución futura de su precio.

(ii)
Relationship between the offer price and market prices: The Board of Directors notes that market prices respond to multiple factors and that such comparison is only one reference among other possible ones. Consistent with section 3, the Board expresses no opinion on the fundamental value of the shares or ADSs or on the future performance of their price.

(iii)
Ventajas y desventajas descritas en la Sección 3: En la Sección 3 del presente informe, el Directorio ha identificado diversas ventajas y desventajas de la OPA para los titulares de acciones comunes, las cuales pueden resultar igualmente aplicables a la Oferta Estadounidense, en lo que corresponda. Dichas ventajas y desventajas no apuntan en un solo sentido, y su relevancia varía según los intereses de cada titular, por lo que ninguna de ellas constituye, por sí sola, un factor

(iii)
Advantages and disadvantages described in Section 3: In Section 3 of this report, the Board of Directors has identified various advantages and disadvantages of the OPA for holders of common shares, which may equally apply to the U.S. Offer, as applicable. Such advantages and disadvantages do not point in a single direction, and their relevance varies according to the interests of each holder; therefore, none of them constitutes, on its own, a determining factor for reaching a general

determinante para concluir de manera general sobre la conveniencia de participar o no en la Oferta Estadounidense.	conclusion on whether or not to participate in the U.S. Offer.

(iv)
Deber de neutralidad bajo la regulación peruana: Conforme al Reglamento, desde que toman conocimiento de la eventual formulación de una OPA y hasta la publicación de su resultado, los órganos de administración de CPAC, incluido el Directorio, deben actuar con absoluta neutralidad, priorizando en todo momento el interés de los accionistas, y abstenerse de realizar o concertar cualquier acto que no sea propio del giro ordinario de la sociedad y cuya consecuencia sea perturbar el normal desarrollo de la oferta o favorecer a algún ofertante. El Directorio ha considerado que una posición neutral respecto de la Oferta Estadounidense resulta coherente con el espíritu del deber de neutralidad antes referido, en la medida en que prioriza el interés de los accionistas y permite que sean los propios titulares de acciones y ADS quienes decidan, de manera libre e informada, sobre la conveniencia de participar en las Ofertas.

(iv)
Duty of neutrality under Peruvian regulations: Under the Regulations, from the time they become aware of the potential launch of an OPA until the publication of its result, CPAC’s management bodies, including the Board of Directors, must act with absolute neutrality, prioritizing the shareholders’ interest at all times, and must refrain from carrying out or arranging any act outside the ordinary course of the company’s business whose consequence would be to disrupt the normal course of the offer or to favor any offeror. The Board has considered that a neutral position with respect to the U.S. Offer is consistent with the spirit of the aforementioned duty of neutrality, insofar as it prioritizes the shareholders’ interest and allows the holders of shares and ADSs themselves to decide, freely and on an informed basis, whether to participate in the Offers.

(v)
Situación particular de cada titular: La conveniencia de participar en las Ofertas depende de circunstancias propias de cada titular, tales como su situación tributaria, que puede variar según su jurisdicción de residencia; su costo de adquisición y horizonte de inversión; su tolerancia al riesgo, la composición de su portafolio y sus expectativas sobre la evolución futura del precio de los valores; su moneda de referencia, considerando que el precio de la Oferta Estadounidense se pagará en dólares de los Estados Unidos de América; y los gastos y comisiones del depositario de los ADS. El Directorio no cuenta con información sobre dichas circunstancias, por lo que una recomendación general no necesariamente las tendría en cuenta.

(v)
Particular situation of each holder: Whether it is advisable to participate in the Offers depends on each holder’s own circumstances, such as its tax situation, which may vary according to its jurisdiction of residence; its acquisition cost and investment horizon; its risk tolerance, portfolio composition and expectations regarding the future performance of the securities’ price; its reference currency, considering that the price of the U.S. Offer will be paid in United States dollars; and the expenses and fees of the ADS depositary. The Board of Directors has no information on such circumstances, and therefore a general recommendation would not necessarily take them into account.

En consecuencia, la decisión de participar o no en la Oferta Estadounidense queda a exclusiva discreción de cada titular de acciones y ADS, para lo cual deberá revisar cuidadosamente el Schedule TO, la Oferta de Compra, el Schedule 14D-9 y la demás información disponible, así como consultar con sus propios asesores financieros, legales y tributarios.

Consequently, the decision whether or not to participate in the U.S. Offer rests in the sole discretion of each holder of shares and ADSs, who should carefully review the Schedule TO, the Offer to Purchase, the Schedule 14D-9 and the other available information, and consult with its own financial, legal and tax advisors.

8. INTENCIÓN DE ACEPTAR LAS OFERTAS POR PARTE DE DIRECTORES, EJECUTIVOS Y AFILIADAS:	8. INTENT TO TENDER IN THE OFFERS BY DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES:

A conocimiento de CPAC, tras una indagación razonable, los directores de CPAC que son titulares de acciones o ADS de CPAC tienen la intención de aceptar las Ofertas respecto de dichos valores. Según lo informado a CPAC, dicha decisión obedece a consideraciones de carácter personal de cada director, incluyendo su situación financiera y patrimonial particular. Asimismo, no existen entidades afiliadas de CPAC que sean titulares de acciones o ADS de CPAC y a las cuales se dirijan las Ofertas.

To CPAC’s knowledge, after reasonable inquiry, the directors of CPAC who hold shares or ADSs of CPAC intend to tender such securities in the Offers. As reported to CPAC, such decision is based on personal considerations of each director, including his or her particular financial and wealth situation. Furthermore, there are no entities affiliated to CPAC that hold shares or ADSs of CPAC and to which the Offers are addressed.

27 de octubre de 2026	October 27, 2026

Humberto Nadal del Carpio[2] Presidente del Directorio	Humberto Nadal del Carpio[4] Board chairman

[2]
Se deja constancia que el informe es firmado por el señor Humberto Nadal, en su condición de Presidente del Directorio conforme a lo establecido en el artículo 15 del Reglamento. No obstante, conforme a lo señalado en la sección 5 del presente Informe, el señor Nadal se abstuvo de participar en la aprobación del mismo.

[4]
It is noted that this report is signed by Mr. Humberto Nadal, in its capacity as chairman of the Board of Directors, in accordance with article 15 of Regulations. However, as noted in section 5, Mr. Humberto Nadal has refrained from participating in its approval.